Exhibit 99.1

Contact: Rachel Webb Vice President, Finance & Investor Relations rachel.webb@jackinthebox.com (858) 522-4556

Press Release

Jack in the Box Inc. Advances Board Refreshment with Appointment of Eduardo Luz

Accomplished Restaurant Executive Joins as Independent Director to Support Transformation

David Goebel and Madeleine Kleiner to Retire from the Board

SAN DIEGO, Calif. – April 13, 2026 – Jack in the Box Inc. (“Jack in the Box” or the “Company”) (NASDAQ: JACK) today announced that Eduardo Luz has been appointed to its Board of Directors (the “Board”) as an independent director. The Company also announced that David Goebel and Madeleine Kleiner will retire from the Board, effective May 8, 2026.

With these actions, the Board will reduce its size to nine members. Mr. Luz joins as part of Jack in the Box’s continued focus on maintaining a best-in-class Board, which has resulted in significant refreshment over the past year. The Board will continue to evaluate opportunities for additional refreshment to ensure its composition and skillsets continue to reflect the evolving needs of the business.

“We are pleased to welcome Eduardo to Jack in the Box’s Board. Eduardo is an accomplished restaurant industry executive with significant leadership and brand-building experience that will be an important asset as we continue to advance Jack in the Box’s transformation,” said Mark King, Independent Chair of the Board. “Today’s announcement reflects our commitment to continued Board refreshment along with thoughtful engagement with our shareholders and responsiveness to their feedback. We continue to see significant opportunity for value creation at Jack in the Box and have full confidence in our ability to drive same-store sales, reduce debt, and improve margins.”

Mr. King continued, “I also want to thank Dave and Madi for their service and contributions to Jack in the Box. They have both been valued members of the Board, and we wish them the best.”

"I am thrilled to join the Board and advance Jack in the Box’s transformation," said Mr. Luz. "Jack in the Box has a strong brand and a proven commitment to innovate for its guests. I look forward to partnering with the Board and management team to build on the company’s momentum and drive long-term growth.”

About Eduardo Luz

Mr. Luz has over 30 years of experience building and growing businesses and brands across the restaurant and consumer goods industries, with global expertise in scaled platforms. Mr. Luz most recently served as CEO of P. F. Chang’s, where he drove performance through streamlined operations, investment in digital capabilities, and value-oriented offerings that enhanced the global guest experience. Prior to P. F. Chang’s, Mr. Luz served as Chief Brand and Concept Officer at Panera Bread, leading brand strategy and integrated digital, marketing, and menu innovation functions. Earlier in his career, Mr. Luz served as Zone President, North America and President, Grocery business unit at The Kraft Heinz Company. Mr. Luz started his career as a management consultant at Accenture and holds an MBA from The Wharton School.

Exhibit 99.1
About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,125 restaurants across 22 states. For more information, including franchising opportunities, visit www.jackinthebox.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the Company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the Company's brand; increased regulatory and legal complexities, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; stock market volatility. These and other factors are discussed in the Company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”), which are available online at http://investors.jackinthebox.com or in hard copy upon request. The Company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

Contact

Rachel Webb 858-522-4556 rachel.webb@jackinthebox.com